EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events.  All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  For examples of those risks and uncertainties, see the cautionary statements contained in Item 1A of our 2008 Annual Report on Form 10-K.  "Risk Factors - Risk Factors Relating to the Company" and "Risk Factors - Risk Factors Relating to the Airline Industry."  We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report, except as required by applicable law.  Hereinafter, the term "Continental," "we," "us," "our" and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

As further discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented, as well as the financial information in the following discussion, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” and for certain reclassifications related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements.  The financial information contained in the discussion below reflects only the adjustments described in Note 1 to our consolidated financial statements and does not reflect events occurring after February 18, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

We recorded a net loss of $586 million for the year ended December 31, 2008, as compared to net income of $439 million for the year ended December 31, 2007.  Our net loss in 2008 was primarily the result of significantly higher fuel prices.  Our results for both 2008 and 2007 were also affected by a number of special items, detailed below under "Results of Operations."

2008 Financial Highlights and Challenges

•	Total revenue grew 7.1% during 2008 as compared to 2007 due to increased fares, international growth and new ancillary fees.

•	Operating income (loss), a key measure of our performance, decreased $1.0 billion to a $314 million loss during 2008 as compared to 2007, due primarily to higher fuel prices.

•	We raised approximately $1.2 billion in cash through new financings, the issuance of common stock and the sale of our remaining equity interest in Copa.

•	Unrestricted cash, cash equivalents and short-term investments totaled $2.6 billion at December 31, 2008.

2008 Operational Highlights

•
Consolidated traffic decreased 1.6% and capacity decreased 0.2% during 2008 as compared to 2007, resulting in a consolidated load factor of 80.2%, 1.2 points below the prior year consolidated load factor.

•	We inaugurated service between New York Liberty and Houston Bush to London's Heathrow airport.

•
We recorded a DOT on-time arrival rate of 74.0% for Continental mainline flights and a mainline segment completion factor of 98.9% for 2008, compared to a DOT on-time arrival rate of 74.3% and a mainline segment completion factor of 99.2% for 2007.

•	We took delivery of 17 Boeing 737-900ER and 12 Boeing 737-800 aircraft and removed 18 Boeing 737-500 and 25 Boeing 737-300 aircraft from our mainline fleet.

•	Sales on continental.com, our lowest cost distribution channel, totaled $3.9 billion, an increase of 11% over 2007.

Outlook

The combination of weakening economic conditions, turmoil in the global capital markets and highly volatile fuel prices has resulted in a difficult financial environment for U.S. network carriers and continues to hinder our ability to achieve and sustain profitability.  These significant challenges facing our industry caused several smaller carriers to declare bankruptcy in 2008, most of which ceased passenger operations.  We and many of our domestic network competitors reduced domestic capacity, increased fares and fees, reduced costs and took other measures to address the challenges.  We also raised approximately $1.2 billion in cash during 2008 through a number of financings to strengthen our unrestricted cash and short-term investments balance, which was $2.6 billion at December 31, 2008.  However, we have significant long-term debt and capital lease obligations and future commitments for capital expenditures, including the acquisition of aircraft and related spare engines.  To meet these obligations, we must access the global capital markets and/or return to sustained profitability.  Historically, we have obtained financing for many of these debt obligations and capital commitments, particularly the acquisition of aircraft and spare engines.  Due to the troubled global capital markets, however, we may be unable to obtain financing or otherwise access the capital markets on favorable terms.

Economic Conditions.  The U.S. and global economies are currently in a recession.  The airline industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and global economies.  For 2008, a year in which the U.S. gross domestic product experienced its largest contraction in 25 years, traffic for the seven largest U.S. carriers, measured in miles flown by revenue passengers, fell approximately 2% as compared to 2007, the first such annual decline in five years.  This decline in demand has disproportionately reduced the volume of high yield traffic in the premium cabins on international flights, as many business and leisure travelers are either curtailing their international travel or purchasing lower yield economy tickets.

The current economic crisis has severely disrupted the global capital markets, resulting in a diminished availability of financing and higher cost for financing that is obtainable.  If the capital markets do not improve, whether through measures implemented by the U.S. and foreign governments, such as the Emergency Economic Stabilization Act of 2008, or otherwise, we may be unable to obtain financing on acceptable terms (or at all) to refinance certain maturing debt we would normally expect to refinance and to satisfy future capital commitments.

Fuel Costs.  The extreme volatility in jet fuel prices, which were very high by historical standards during much of 2008, continues to impair our ability to achieve and sustain profitability.  During the twelve months ended December 31, 2008, the spot price per gallon of Gulf Coast jet fuel averaged $2.96 compared to $2.17 for the same period in 2007, with Gulf Coast jet fuel closing prices peaking at $4.21 per gallon during the year.  In response to high fuel prices and to address the risk of further escalations in fuel prices, most of the major network carriers (including us) continued to enter into fuel hedging arrangements, including collars which minimize the up-front costs.  However, in the second half of the year, the price of crude oil fell from a peak of $147.27 per barrel on July 11, 2008 to a low of $32.40 per barrel on December 19, 2008, the first time in almost five years that the price fell below $35 per barrel.  The precipitous decline in oil prices has resulted in significant costs to us and to those other carriers with hedging arrangements obligating them to make payments to the counterparties to the extent that the price of crude falls below a specified level.  Declining crude oil prices have resulted in us being required to post significant amounts of collateral to cover potential amounts owed with respect to contracts that have not yet settled.  At December 31, 2008, our fuel derivatives were in a net liability position of $415 million and we had posted cash collateral with our counterparties totaling $171 million.

Although we experienced some success raising ticket prices and adding or increasing fees during part of 2008, we were unable to increase our revenue sufficiently to keep pace with the escalating fuel prices and suffered a substantial loss in 2008.  If fuel prices return to these historically high levels, we may again be unable to raise fares or other fees sufficiently to offset our increased costs fully.  Consequently, further increases in jet fuel prices, as well as disruptions in fuel supplies, could have a material adverse effect on our results of operations, financial condition and liquidity.

Based on our expected fuel consumption in 2009, a one dollar change in the price of a barrel of crude oil would change our annual fuel expense by approximately $41 million, before considering refining margins and the impact of our fuel hedging program.  We believe that our modern, fuel-efficient fleet continues to provide us with a competitive advantage relative to our peers and a permanent hedge against rising fuel prices.

As of December 31, 2008, we have hedged approximately 23% of our projected consolidated fuel requirements for 2009 with crude oil collars, options and swaps, excluding contracts with Lehman Brothers which we terminated in January 2009.  See "Quantitative and Qualitative Disclosures about Market Risk" for details of our hedge position at December 31, 2008.

Capacity.  Our long-term target remains to grow our mainline capacity between 5% and 7% annually.  However, because of adverse economic conditions, we have reduced our capacity significantly and rescheduled aircraft deliveries, and we do not anticipate returning to significant capacity growth until the level of demand for air travel and economic conditions improve sufficiently to justify such growth.

In September 2008, at the conclusion of the peak summer season, we implemented significant reductions in flying and staffing necessary for us to adjust further to the then high cost of fuel, a weakening economy and a weak dollar.  In conjunction with the reductions in flying, we announced that we would accelerate the retirement of all of our Boeing 737-300 aircraft and a significant number of our 737-500 aircraft to remove a majority of the least fuel-efficient aircraft from our mainline fleet by the end of 2009.  The retirement of as many as 15 of the 737-500 aircraft may be delayed, however, if the parties that agreed to purchase those aircraft continue to be unable to obtain financing in the troubled global capital markets.  As a result of the capacity reductions, we eliminated approximately 3,000 employee positions.

Our future ability to grow our capacity could be adversely impacted by delays in aircraft deliveries.  Boeing has announced several delays to its 787 aircraft program.  We expect the first of our 25 Boeing 787 aircraft to deliver in 2011 instead of the first half of 2009 as originally scheduled.  As a result, our anticipated mainline capacity in 2010 and thereafter may be reduced, particularly if we are unable to make alternative arrangements to acquire long-range aircraft on commercially acceptable terms.  However, in order to provide flexibility for our widebody aircraft needs, we announced orders in February 2008 for eight new Boeing 777 aircraft, the first two of which are now scheduled to deliver in 2010.

We are currently scheduled to take delivery of 13 Boeing 737 aircraft in 2009 and 11 Boeing 737 aircraft and two Boeing 777 aircraft in 2010.  In addition, we have agreed to lease four Boeing 757-300 aircraft from Boeing Capital Corporation.  We expect that these Boeing 757-300 aircraft will be placed into service in the first half of 2010.

Competition.  Competition in most of our domestic markets from other carriers, as well as our response to this competition, continues to result in increased capacity and lower yields in many of those markets.  In addition, several of our domestic competitors have increased their international capacity, including service to some destinations that we currently serve, resulting in lower yields and/or load factors in affected markets.  The "open skies" agreement between the United States and the European Union, which became effective in March 2008, is resulting in increased competition from European and U.S. airlines in these international markets, and may give rise to additional integration opportunities between or among U.S. and European carriers.  For example, Air France-KLM, Delta and Northwest have received anti-trust immunity to form a new trans-Atlantic joint venture among those airlines and to coordinate routes, fares, schedules and other matters among those airlines, Alitalia and CSA Czech Airlines.  American Airlines, British Airways and Iberia have requested anti-trust immunity for a similar trans-Atlantic joint venture, which would also involve many of the same benefits.  However, we also expect that our ability to compete in the trans-Atlantic markets will be enhanced by our previously announced alliance-related activities.

Star Alliance.  In 2008, we entered into framework agreements with United, Lufthansa and Air Canada, each a member of Star Alliance, pursuant to which we plan to develop an extensive code-share relationship and reciprocity of frequent flier programs, elite customer recognition and airport lounge use with these other airlines.  We plan to implement these relationships and join United, Lufthansa and Air Canada (and other member airlines) in Star Alliance as promptly as practicable following our exit from SkyTeam.  We will exit SkyTeam effective with our last flight on October 24, 2009.

On July 23, 2008, we filed an application with the DOT to join United and a group of eight other carriers within Star Alliance that already hold antitrust immunity.  Approval by the DOT of this application would enable us, United and these other immunized Star Alliance carriers to work closely together to deliver highly competitive international flight schedules, fares and service and would provide competitive balance to antitrust-immunized carriers in SkyTeam.  Additionally, we, United, Lufthansa and Air Canada have requested DOT approval to establish a trans-Atlantic joint venture to create a more efficient and comprehensive trans-Atlantic network for our respective customers, offering those customers more service, scheduling and pricing options and establishing a framework for similar joint ventures in other regions of the world.  In addition, we are seeking a modification to our existing pilot collective bargaining agreement, which presently prohibits us from engaging in a revenue or profit sharing agreement with a domestic air carrier, to permit us to enter into such joint ventures.

Labor Costs.  Our ability to achieve and sustain profitability also depends on continuing our efforts to implement and maintain a more competitive cost structure.  The collective bargaining agreements with our pilots, mechanics and certain other work groups became amendable in December 2008.  During 2008, we met with representatives of the applicable unions to engage in bargaining for amended collective bargaining agreements.  These talks will continue in 2009 with a goal of reaching agreements that are fair to us and to our employees.  We cannot predict the outcome of our ongoing negotiations with our unionized workgroups, although significant increases in the pay and benefits resulting from new collective bargaining agreements could have a material adverse effect on us.

Results of Operations

Special Items.  The comparability of our financial results between years is affected by a number of special items.  Our results for each of the last three years included the following special items (in millions):

	Income (Expense)
	2008	2007	2006

Pension settlement charges (1)	$ (52)	$(31)	$(59)
Aircraft-related charges, net of gains on sales of aircraft (2)	(40)	22	18
Severance (2)	(34)	-	-
Route impairment and other (2)	(55)	(4)	14
Total special operating items	(181)	(13)	(27)

Gains on sales of investments (3)	78	37	92
Loss on fuel hedge contracts with Lehman Brothers (4)	(125)	-	-
Write-down of auction rate securities, net of put right received (5)	(34)	-	-
Total special non-operating items	(81)	37	92

Income tax credit (expense) related to NOL utilization (6)	28	(114)	-
Cumulative effect of change in accounting principle (SFAS 123R) (7)	-	-	(26)

(1)	See Note 11 to our consolidated financial statements.
(2)	See Note 13 to our consolidated financial statements.
(3)	See Note 14 to our consolidated financial statements.
(4)	See Note 7 to our consolidated financial statements.
(5)	See Note 6 to our consolidated financial statements.
(6)	See Note 12 to our consolidated financial statements.
(7)	See Note 9 to our consolidated financial statements.

Comparison of Year Ended December 31, 2008 to December 31, 2007

Consolidated Results of Operations

Significant components of our consolidated operating results for the year ended December 31 were as follows (in millions, except percentage changes):

			Increase	% Increase
	2008	2007	(Decrease)	(Decrease)

Operating revenue	$15,241	$14,232	$ 1,009	7.1%
Operating expenses	15,555	13,545	2,010	14.8%
Operating income (loss)	(314)	687	(1,001)	NM
Nonoperating income (expense)	(381)	(131)	250	NM
Income tax benefit (expense)	109	(117)	226	NM

Net income (loss)	$ (586)	$ 439	$(1,025)	NM

NM - Not meaningful

Each of these items is discussed in the following sections.

Operating Revenue.  The table below shows components of operating revenue for the year ended December 31, 2008 and period to period comparisons for operating revenue, passenger revenue per available seat mile ("RASM") and available seat miles ("ASMs") by geographic region for our mainline and regional operations:

	Revenue	% Increase (Decrease) in 2008 vs 2007
	(in millions)	Revenue	RASM	ASMs

Passenger revenue:
Domestic	$ 5,633	1.2%	6.4%	(4.9)%
Trans-Atlantic	2,983	11.6%	2.5%	8.9%
Latin America	1,750	12.1%	9.4%	2.5%
Pacific	1,016	2.3%	8.5%	(5.6)%
Total Mainline	11,382	5.4%	6.0%	(0.6)%

Regional	2,355	7.0%	3.8%	3.1%

Total	13,737	5.7%	5.9%	(0.2)%

Cargo	497	9.7%
Other	1,007	28.4%

Operating revenue	$15,241	7.1%

Passenger revenue increased due to increased international traffic on increased capacity and increased fares.  The improved RASM reflects our actions taken to increase fares and implement more restrictions on low fare tickets, as well as our domestic capacity reductions commenced in September 2008.

       Cargo revenue increased due to higher fuel surcharge rates and increased mail volume.  Other revenue increased due to higher revenue associated with sales of mileage credits on our OnePass frequent flyer program, higher ticket change fees, the implementation of new fees for checking bags and changes in how certain costs are handled under the Amended ExpressJet CPA.

Operating Expenses.  The table below shows period-to-period comparisons by type of operating expense for our consolidated operations for the year ended December 31 (in millions, except percentage changes):

	2008	2007	Increase (Decrease)	% Increase (Decrease)

Aircraft fuel and related taxes	$ 5,919	$ 4,034	$1,885	46.7%
Wages, salaries and related costs	2,957	3,127	(170)	(5.4)%
Regional capacity purchase, net	1,059	1,113	(54)	(4.9)%
Aircraft rentals	976	994	(18)	(1.8)%
Landing fees and other rentals	853	790	63	8.0%
Distribution costs	717	682	35	5.1%
Maintenance, materials and repairs	612	621	(9)	(1.4)%
Depreciation and amortization	438	413	25	6.1%
Passenger services	406	389	17	4.4%
Special charges	181	13	168	NM
Other	1,437	1,369	68	5.0%
	$15,555	$13,545	$2,010	14.8%

Operating expenses increased 14.8% primarily due to the following:

•
Aircraft fuel and related taxes increased due to a 50.0% increase in jet fuel prices.  Our average jet fuel price per gallon including related taxes increased to $3.27 in 2008 from $2.18 in 2007.  Our average jet fuel price includes losses related to our fuel hedging program of $0.10 per gallon in 2008, compared to gains of $0.02 per gallon in 2007.

•
Wages, salaries and related costs decreased primarily due to a $172 million decrease in profit sharing expenses.  Although the average number of full time equivalent employees decreased approximately 1% in 2008, the impact on expenses was offset by wage increases.

•
Regional capacity purchase, net includes expenses related to our capacity purchase agreements.  Our most significant capacity purchase agreement is with ExpressJet.  Regional capacity purchase, net is net of our rental income on aircraft leased to ExpressJet and flown for us in 2007 and the first six months of 2008.  Under the Amended ExpressJet CPA, ExpressJet no longer pays sublease rent for aircraft operated on our behalf.  The net amounts consisted of the following for the year ended December 31 (in millions, except percentage changes):

			Increase	% Increase
	2008	2007	(Decrease)	(Decrease)

Capacity purchase expenses	$1,181	$1,379	$(198)	(14.4)%
Aircraft sublease income	(122)	(266)	(144)	(54.1)%

Regional capacity purchase, net	$1,059	$1,113	$ (54)	(4.9)%

Regional capacity purchase, net in 2008 did not change significantly compared to 2007.  Sublease income of $76 million and $79 million on aircraft operated by ExpressJet outside the scope of our capacity purchase agreement for 2008 and 2007, respectively, is recorded as other revenue.

•
Aircraft rentals decreased due to the retirement of several Boeing 737 aircraft.  New aircraft delivered in 2008 were all purchased, with the related expense being reflected in depreciation and amortization.

•	Landing fees and other rentals increased primarily due to a higher number of international flights and rate increases.

•	Distribution costs, which consist primarily of reservation booking fees, credit card fees and commissions, increased due to a 5.7% increase in passenger revenue.

•
Other operating expenses increased primarily due to a greater number of international flights, which resulted in increased air navigation fees and ground handling, security and related expenses, changes in how certain costs are handled under the new Amended ExpressJet CPA and higher OnePass reward expenses.

•
Special charges in 2008 included $52 million of non-cash settlement charges related to lump sum distributions from our pilot-only defined benefit pension plan to pilots who retired, $40 million of aircraft-related charges, net of gains on sales of aircraft, $34 million in severance and $55 million of route impairment and other charges.

Aircraft-related charges, net of gains on sales of aircraft, of $40 million include non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets.  Following the decision in June 2008 to retire all of our Boeing 737-300 aircraft and a significant portion of our Boeing 737-500 fleet by the end of 2009, we evaluated the ongoing value of the assets associated with these fleets.  Fleet assets include owned aircraft, improvements on leased aircraft, spare parts, spare engines and simulators.  Based on our evaluation, we determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair value.  We estimated the fair values based on current market quotes and our expected proceeds from the sale of the assets.  Aircraft-related charges, net of gains on sales of aircraft in 2008 also includes charges for future lease costs on permanently grounded 737-300 aircraft and gains on the sale of ten Boeing 737-500 aircraft.

In conjunction with the capacity reductions, we incurred $34 million for severance and continuing medical coverage for employees accepting early retirement packages or company-offered leaves of absence during 2008.  Approximately 3,000 positions were eliminated as a result of the capacity reductions, the majority of which were implemented in September 2008.

Route impairment and other special charges in 2008 of $55 million includes an $18 million non-cash charge to write off an intangible route asset as a result of our decision to move all of our flights between New York Liberty and London from London Gatwick Airport to London Heathrow Airport and $37 million of charges related to contract settlements with regional carriers and unused facilities.

Special charges in 2007 consisted of a $31 million non-cash settlement charge related to lump sum distributions from our pilot-only defined benefit pension plan to pilots who retired and $22 million of gains on the sale of three Boeing 737-500 aircraft.  Additionally, we recorded a $4 million increase to the liability for the long-term disability plan for our pilots related to a change in the mandatory retirement age for our pilots from age 60 to 65.  This change was signed into law on December 13, 2007.

Nonoperating Income (Expense).  Nonoperating income (expense) includes net interest expense (interest expense less interest income and capitalized interest), gains from dispositions of investments and any ineffectiveness of our derivative financial instruments.  Total nonoperating expense increased $250 million in 2008 compared to 2007 due primarily to the following:

•
Net interest expense increased $72 million primarily due to lower interest income resulting from lower interest rates on investments and lower cash, cash equivalents and short-term investments balances.

•
Gain on sale of investments of $78 million in 2008 related to the sale of our remaining interests in Copa.  Gain on sale of investments in 2007 consisted of $30 million related to the sale of our interest in ARINC, Inc. ("ARINC") and $7 million related to the sale of our remaining interest in Holdings.

•
Other nonoperating income (expense) included $125 million expense related to changes in the fair value of fuel derivative contracts with Lehman Brothers that were deemed ineffective after Lehman Brothers declared bankruptcy in 2008.  Additionally, we recorded a loss of $34 million in 2008 to reflect the decline in the value of our student loan-related auction rate securities, net of the value of a put right we received permitting us to sell certain of the auction rate securities.  This account also includes other fuel hedge ineffectiveness gains of $26 million and $14 million in 2008 and 2007, respectively, caused by our non-jet fuel derivatives experiencing a higher relative change in value than the jet fuel being hedged.

Other variances in other nonoperating income (expense) include $37 million of foreign currency exchange losses in 2008 compared to gains of $2 million in 2007, a $16 million mark-to-market loss on investments supporting company owned life insurance policies in 2008 compared to a $3 million gain in 2007 and $6 million less equity in earnings of other companies in 2008 compared to 2007 resulting from our decreased ownership of Copa and Holdings.

Income Taxes.  In the fourth quarter of 2007, we recorded income tax expense of $114 million to increase the valuation allowance to be fully reserved for certain NOLs, expiring in 2008 through 2011, which more likely than not would not be realized prior to their expiration.  In the second quarter of 2008, we recorded an income tax credit of $28 million resulting from higher utilization of those NOLs than had been previously anticipated.

Segment Results of Operations

We have two reportable segments:  mainline and regional.  The mainline segment consists of flights to cities using larger jets while the regional segment currently consists of flights with a capacity of 50 or fewer seats (for jets) or 78 or fewer seats (for turboprops).  As of December 31, 2008, the regional segment was operated by ExpressJet, Chautauqua, CommutAir and Colgan through capacity purchase agreements.  Under these agreements, we purchase all of the capacity related to aircraft covered by the contracts and are responsible for setting prices and selling all of the related seat inventory.  In exchange for the regional carriers' operation of the flights, we pay the regional carriers for each scheduled block hour based on agreed formulas.  Under the agreements, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and terminal rent at hub airports.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss).  However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing), and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Mainline Results of Operations.  Significant components of our mainline segment's operating results for the year ended December 31 were as follows (in millions, except percentage changes):

	2008	2007	Increase (Decrease)	% Increase (Decrease)

Operating revenue	$12,827	$12,019	$ 808	6.7%

Operating expenses:
Aircraft fuel and related taxes	4,905	3,354	1,551	46.2%
Wages, salaries and related costs	2,850	3,073	(223)	(7.3)%
Aircraft rentals	662	680	(18)	(2.6)%
Landing fees and other rentals	782	738	44	6.0%
Distribution costs	611	583	28	4.8%
Maintenance, materials and repairs	612	621	(9)	(1.4)%
Depreciation and amortization	427	400	27	6.8%
Passenger services	384	374	10	2.7%
Special charges	155	13	142	NM
Other	1,365	1,335	30	2.2%
	12,753	11,171	1,582	14.2%

Operating income	$ 74	$ 848	$(774)	(91.3)%

The variances in specific line items for the mainline segment were due to the same factors discussed under consolidated results of operations.

Regional Results of Operations.  Significant components of our regional segment's operating results for the year ended December 31 were as follows (in millions, except percentage changes):

			Increase	% Increase
	2008	2007	(Decrease)	(Decrease)

Operating revenue	$2,414	$2,213	$ 201	9.1%

Operating expenses:
Aircraft fuel and related taxes	1,014	680	334	49.1%
Wages, salaries and related costs	107	54	53	98.1%
Regional capacity purchase, net	1,059	1,113	(54)	(4.9)%
Aircraft rentals	314	314	-	-
Landing fees and other rentals	71	52	19	36.5%
Distribution costs	106	99	7	7.1%
Depreciation and amortization	11	13	(2)	(15.4)%
Passenger services	22	15	7	46.7%
Special charges	26	-	26	NM
Other	72	34	38	NM
	2,802	2,374	428	18.0%

Operating loss	$(388)	$(161)	$(227)	NM

The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations.  The regional segment generates revenue for the mainline segment as it provides flow traffic to our hubs.  The variances in material line items for the regional segment reflect generally the same factors discussed under consolidated results of operations and a change in 2008 in how certain costs are handled under the new Amended ExpressJet CPA.

Comparison of Year Ended December 31, 2007 to December 31, 2006

Consolidated Results of Operations

Significant components of our consolidated operating results for the year ended December 31 were as follows (in millions, except percentage changes):

			Increase	% Increase
	2007	2006	(Decrease)	(Decrease)

Operating revenue	$14,232	$13,128	$1,104	8.4%
Operating expenses	13,545	12,660	885	7.0%
Operating income	687	468	219	46.8%
Nonoperating income (expense)	(131)	(107)	24	22.4%
Income taxes	(117)	-	(117)	NM
Cumulative effect of change in accounting principle	-	(26)	26	NM

Net income	$ 439	$ 335	$ 104	31.0%

Each of these items is discussed in the following sections.

Operating Revenue.  The table below shows components of operating revenue for the year ended December 31, 2007 and period to period comparisons for operating revenue, RASM and ASMs by geographic region for our mainline and regional operations:

	Revenue	% Increase (Decrease) in 2007 vs 2006
	(in millions)	Revenue	RASM	ASMs

Passenger revenue:
Domestic	$ 5,567	5.9%	1.3%	4.5%
Trans-Atlantic	2,673	23.1%	10.0%	11.9%
Latin America	1,561	12.0%	9.4%	2.4%
Pacific	992	9.4%	8.2%	1.1%
Total Mainline	10,793	10.9%	5.0%	5.6%

Regional	2,202	(3.2)%	1.9%	(4.9)%

Total	12,995	8.3%	3.8%	4.3%

Cargo	453	(0.9)%
Other	784	17.4%

Operating revenue	$14,232	8.4%

Passenger revenue increased due to increased traffic and fares.  Along with other domestic airlines, we raised fares in an effort to offset fuel price increases.  The fare increases were successful in part due to less capacity in domestic markets from reduced flying by competitors.  Consolidated RASM increased year-over-year due to higher yields and load factors.  The improved RASM reflects our actions taken to improve the mix of local versus flow traffic and reduce discounting.  Consolidated RASM was adversely affected by our reduction in regional flying, which historically has had significantly higher RASM than our mainline flying due to the shorter stage length of regional flights.

Cargo revenue decreased due to a reduction in the volume of mail carried for the U.S. Postal Service.  Other revenue increased as a result of higher revenue associated with sales of mileage credits in our OnePass frequent flyer program and $79 million of rental income on aircraft leased to ExpressJet but not operated for us during 2007.

Operating Expenses.  The table below shows period-to-period comparisons by type of operating expense for our consolidated operations for the year ended December 31 (in millions, except percentage changes):

	2007	2006	Increase (Decrease)	% Increase (Decrease)

Aircraft fuel and related taxes	$4,034	$3,697	$ 337	9.1%
Wages, salaries and related costs	3,127	2,875	252	8.8%
Regional capacity purchase, net	1,113	1,128	(15)	(1.3)%
Aircraft rentals	994	990	4	0.4%
Landing fees and other rentals	790	764	26	3.4%
Distribution costs	682	650	32	4.9%
Maintenance, materials and repairs	621	547	74	13.5%
Depreciation and amortization	413	391	22	5.6%
Passenger services	389	356	33	9.3%
Special charges	13	27	(14)	NM
Other	1,369	1,235	134	10.9%
	$13,545	$12,660	$ 885	7.0%

Operating expenses increased 7.0% primarily due to the following:

•
Aircraft fuel and related taxes increased due to higher fuel prices and a 5.6% increase in mainline capacity.  Our average jet fuel price per gallon including related taxes increased to $2.18 in 2007 from $2.06 in 2006.  Our average jet fuel price includes gains related to our fuel hedging program of $0.02 per gallon in 2007, compared to losses of $0.03 per gallon in 2006.

•
Wages, salaries and related costs increased primarily due to a 3.7% increase in the average number of full time equivalent employees necessary to support our growth and an increase of $72 million for profit sharing and on-time performance incentive expenses.

•
Regional capacity purchase, net includes expenses related to our capacity purchase agreements.  Our most significant capacity purchase agreement is with ExpressJet.  Regional capacity purchase, net is net of our rental income on aircraft leased to ExpressJet and flown for us.  The net amounts consisted of the following for the year ended December 31 (in millions, except percentage changes):

			Increase	% Increase
	2007	2006	(Decrease)	(Decrease)

Capacity purchase expenses	$1,379	$1,461	$(82)	(5.6)%
Aircraft sublease income	(266)	(333)	(67)	(20.1)%

Regional capacity purchase, net	$1,113	$1,128	$(15)	(1.3)%

Sublease income was lower in 2007 as 67 aircraft were removed from our service.  Sublease income of $79 million on aircraft operated by ExpressJet outside the scope of the ExpressJet CPA is recorded as other revenue.  These factors were offset by a decrease in regional capacity, which was attributable to reduced flying by ExpressJet, partially offset by new capacity provided by Chautauqua.

•
Maintenance, materials and repairs increased primarily due to higher engine maintenance costs, driven by increased flight activity and the timing of engine overhauls.  In addition, contractual engine repair rates escalated in accordance with their contracts due to the aging of our fleet.  The costs of component repairs and expendable materials increased primarily due to the aging of our fleet and the timing of overhauls for more costly components, including landing gears.

•	Other operating expenses increased primarily due to a greater number of international flights, which resulted in increased air navigation fees and ground handling, security and related expenses.

•
Special charges in 2007 consisted of a $31 million non-cash settlement charge related to lump sum distributions from our pilot-only defined benefit pension plan to pilots who retired and $22 million of gains on the sale of three Boeing 737-500 aircraft.  Additionally, we recorded a $4 million increase to the liability for the long-term disability plan for our pilots related to a change in the mandatory retirement age for our pilots from age 60 to 65.  This change was signed into law on December 13, 2007.  Special charges in 2006 consisted of $59 million of similar non-cash pension settlement charges, an $18 million credit attributable to a reduction of our accruals for future lease payments and return conditions related to  permanently grounded MD-80 aircraft following negotiated settlements with aircraft lessors and a $14 million credit related to our officers' voluntary surrender of stock price based restricted stock unit ("RSU") awards.

Nonoperating Income (Expense).  Nonoperating income (expense) includes net interest expense (interest expense less interest income and capitalized interest), gains from dispositions of investments and any ineffectiveness of our derivative financial instruments.  Total nonoperating expense increased $24 million in 2007 compared to 2006 due primarily to the following:

•	Net interest expense decreased $54 million primarily as a result of increased interest income on our higher cash balances.

•
Other nonoperating income (expense) includes hedge ineffectiveness gains related to our fuel hedges that totaled $14 million during 2007.  This ineffectiveness arose because our heating oil collars experienced a higher increase in value than the jet fuel being hedged.  Hedge ineffectiveness was not material in 2006.  Other nonoperating income (expense) also includes our equity in the earnings of Copa and Holdings and income related to our tax sharing agreement with Holdings in 2006.  These amounts were $23 million lower in 2007 as compared to 2006 as a result of our reduced ownership interests in Holdings and Copa and a decrease in income recognized from our tax sharing agreement with Holdings.

•
Gain on sale of investments in 2007 consisted of $30 million related to the sale of our interest in ARINC, Inc. and $7 million related to the sale of all of our remaining interest in Holdings.  In 2006, we recognized a gain of $92 million related to the sale of 7.5 million shares of Copa's Class A common stock.

Income Taxes.  In the fourth quarter of 2007, we recorded a non-cash tax charge of $114 million to increase the deferred tax asset valuation allowance to be fully reserved for certain NOLs expiring in 2008 through 2011.  Additional income tax expense of $3 million during 2007 is attributable to state and foreign income taxes.

Cumulative Effect of Change in Accounting Principle.  Stock price based RSU awards made pursuant to our Long-Term Incentive and RSU Program can result in cash payments to award holders if there are specified increases in our stock price over multi-year performance periods.  Prior to our adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment," ("SFAS 123R") on January 1, 2006, we had recognized no liability or expense related to our stock price based RSU awards because the targets set forth in the program had not been met.  However, SFAS 123R requires these awards to be measured at fair value at each reporting date with the related expense being recognized over the required service periods, regardless of whether the specified stock price targets have been met.  On January 1, 2006, we recognized a cumulative effect of change in accounting principle to record our liability related to our outstanding stock price based RSU awards at that date, which reduced 2006 earnings by $26 million.  The final stock price based RSU awards were paid out in January 2008.  Following this payout, there are no stock price based RSU awards outstanding.

Segment Results of Operations

Mainline Results of Operations.  Significant components of our mainline segment's operating results for the year ended December 31 were as follows (in millions, except percentage changes):

	2007	2006	Increase (Decrease)	% Increase (Decrease)

Operating revenue	$12,019	$10,907	$1,112	10.2%

Operating expenses:
Aircraft fuel and related taxes	3,354	3,034	320	10.5%
Wages, salaries and related costs	3,073	2,830	243	8.6%
Aircraft rentals	680	678	2	0.3%
Landing fees and other rentals	738	720	18	2.5%
Distribution costs	583	541	42	7.8%
Maintenance, materials and repairs	621	547	74	13.5%
Depreciation and amortization	400	378	22	5.8%
Passenger services	374	341	33	9.7%
Special charges	13	27	(14)	NM
Other	1,335	1,218	117	9.6%
	11,171	10,314	857	8.3%

Operating income	$ 848	$ 593	$ 255	43.0%

The variances in specific line items for the mainline segment were due to the same factors discussed under consolidated results of operations.

Regional Results of Operations.  Significant components of our regional segment's operating results for the year ended December 31 were as follows (in millions, except percentage changes):

			Increase	% Increase
	2007	2006	(Decrease)	(Decrease)

Operating revenue	$2,213	$2,221	$ (8)	(0.4)%

Operating expenses:
Aircraft fuel and related taxes	680	663	17	2.6%
Wages, salaries and related costs	54	45	9	20.0%
Regional capacity purchase, net	1,113	1,128	(15)	(1.3)%
Aircraft rentals	314	312	2	0.6%
Landing fees and other rentals	52	44	8	18.2%
Distribution costs	99	109	(10)	(9.2)%
Depreciation and amortization	13	13	-	-
Passenger services	15	15	-	-
Other	34	17	17	100.0%
	2,374	2,346	28	1.2%

Operating loss	$ (161)	$ (125)	$ 36	28.8%

The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations.  The regional segment generates revenue for the mainline segment as it provides flow traffic to our hubs.  The variances in specific line items for the regional segment reflect generally the same factors discussed under consolidated results of operations.

Liquidity and Capital Resources

As of December 31, 2008, we had $2.6 billion in unrestricted cash, cash equivalents and short-term investments, which is $160 million lower than at December 31, 2007.  At December 31, 2008, we also had $190 million of restricted cash, cash equivalents and short-term investments, which was primarily collateral for estimated future workers' compensation claims, credit card processing contracts, letters of credit and performance bonds.  Restricted cash, cash equivalents and short-term investments at December 31, 2007 totaled $179 million.

We do not currently have any undrawn lines of credit or revolving credit facilities and most of our otherwise readily financeable assets are encumbered.  The current economic crisis has severely disrupted the global capital markets, resulting in a diminished availability of financing and higher cost for financing that is obtainable.  If the capital markets do not improve, whether through measures implemented by the U.S. and foreign governments, such as the Emergency Economic Stabilization Act of 2008, or otherwise, we may be unable to obtain financing on acceptable terms (or at all) to refinance certain maturing debt we would normally expect to refinance and to satisfy future capital commitments.  As a result, the continued lack of liquidity in the capital markets could have a material adverse effect on our results of operations and financial condition.

We expect to fund our future capital and purchase commitments through internally generated funds, general company financings and aircraft financing transactions.  However, particularly in light of the troubled capital markets, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures or that, if necessary, we will be able to defer or otherwise renegotiate our capital commitments.

Sources and Uses of Cash

Operating Activities.  Net cash flows used by operations for the year ended December 31, 2008 were $324 million, a decrease of $1.5 billion from the $1.1 billion in net cash provided by operating activities in 2007.  The decrease in cash flows provided by operations in 2008 compared to 2007 is primarily the result of our 2008 loss caused by higher fuel expenses.  In addition, operating cash flows in 2008 were negatively impacted by our posting $171 million of cash collateral related to our fuel hedges, which were in a net liability position at December 31, 2008.

Investing Activities.  Cash flows used in investing activities for the year ended December 31 were as follows (in millions):

			Cash
			Increase
	2008	2007	(Decrease)

Capital expenditures	$(504)	$(445)	$ (59)
Purchase deposits refunded (paid) in connection with future aircraft deliveries, net	102	(219)	321
Proceeds (purchase) of short-term and long-term investments, net	137	(314)	451
Proceeds from sales of investments, net	149	65	84
Proceeds from sales of property and equipment	113	67	46
Decrease (increase) in restricted cash, net	(13)	86	(99)
	$ (16)	$(760)	$744

Capital expenditures for 2008 consisted of $177 million of fleet expenditures, $273 million of non-fleet expenditures and $54 million for rotable parts and capitalized interest.  Fleet expenditures in 2008 included the installation of Audio/Video on Demand entertainment systems for Boeing 777 and 757 aircraft and the installation of winglets to improve fuel efficiency.  The 2008 non-fleet expenditures are primarily slots at London's Heathrow Airport, ground service equipment and technology and terminal enhancements.

We have substantial commitments for capital expenditures, including for the acquisition of new aircraft.  As of December 31, 2008, we had firm commitments for 87 new Boeing aircraft scheduled for delivery from 2009 through 2016, with an estimated aggregate cost of $5.6 billion including related spare engines.  In addition to our firm order aircraft, we had options to purchase a total of 102 additional Boeing aircraft as of December 31, 2008.  Projected net capital expenditures for 2009 are as follows (in millions):

Fleet related (excluding aircraft to be acquired through the issuance of debt)	$190
Non-fleet	210
Spare parts and capitalized interest	55
Total	$455
Aircraft purchase deposits	40
Projected net capital expenditures	$495

While some of our projected capital expenditures are related to projects to which we have committed, a significant number of projects can be deferred.  Should economic conditions warrant, we will reduce our capital expenditures, and will be able to do so without materially affecting our operations in the near term.

We sold ten Boeing 737-500 aircraft in 2008 and received cash proceeds of $90 million.  We have aircraft sale contracts with two different foreign buyers to sell 15 Boeing 737-500 aircraft.  The buyers of these aircraft have requested, and in some cases we have agreed to, a delay in the delivery dates for the aircraft.  We hold cash deposits that secure the buyers' obligations under the aircraft sale contracts, and we are entitled to damages under the aircraft sale contracts if the buyers do not take delivery of the aircraft when required.  We expect to operate each aircraft scheduled for delivery in 2009 until shortly before its delivery date.  These pending transactions are subject to customary closing conditions, some of which are outside of our control, and we cannot give any assurances that the buyers of these aircraft will be able to obtain financing for these transactions, that there will not be further delays in deliveries or that the closing of these transactions will occur.

Net purchase deposits paid were lower in 2008 than in 2007 as the result of higher refunds in 2008 due to aircraft deliveries.

In May 2008, we sold all of our remaining shares of Copa Class A common stock for net proceeds of $149 million and recognized a gain of $78 million.

In 2007, we sold all of our shares of Holdings common stock to third parties for cash proceeds of $35 million.  We also sold our interest in ARINC in the fourth quarter of 2007 for cash proceeds of $30 million.

Sales of property and equipment in 2007 included the sale of three 737-500 aircraft for $44 million in cash.

Financing Activities.  Cash flows provided by (used in) financing activities for the year ended December 31 were as follows (in millions):

			Cash
			Increase
	2008	2007	(Decrease)

Payments on long-term debt and capital lease obligations	$(641)	$ (429)	$(212)
Proceeds from issuance of long-term debt	642	26	616
Proceeds from public offering of common stock, net	358	-	358
Proceeds from issuance of common stock pursuant to stock plans	18	35	(17)
	$ 377	$(368)	$ 745

Cash flows provided by financing activities increased in 2008 due to new borrowings and proceeds from public offerings totaling 24 million shares of Class B common stock.  In addition to the amounts presented in the table above, we acquired $1.0 billion of property and equipment through the issuance of debt in 2008, compared to $190 million in 2007.

On June 30, 2008, we entered into a loan facility to finance a portion of the pre-delivery payment requirements under the aircraft purchase agreements for 66 new Boeing aircraft originally scheduled for delivery between July 1, 2008 and the end of 2011.  We borrowed $113 million under this facility on June 30, 2008.  Our obligations under the facility are secured by our rights under our purchase agreements for 737 and 777 aircraft on order with Boeing.

On June 10, 2008, we entered into an amendment and restatement of our Bankcard Agreement with Chase, under which Chase purchases frequent flyer mileage credits to be earned by OnePass members for making purchases using a Continental branded credit card issued by Chase.  The Bankcard Agreement provides for a payment to us of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits for the year 2016 and the balance of which is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Bankcard Agreement until December 31, 2016.  In connection with the advance purchase of mileage credits, we have provided a security interest to Chase in certain routes and slots, including certain slots at London's Heathrow Airport.  The $235 million purchase of mileage credits has been treated as a loan from Chase with an implicit interest rate of 6.18% and is reported as long-term debt in our consolidated balance sheet.  Our liability will be reduced ratably in 2016 as the mileage credits are issued to Chase.

In April 2007, we obtained financing for 12 Boeing 737-800s and 18 Boeing 737-900ERs.  We applied a portion of this financing to 27 Boeing aircraft delivered to us in 2008 and recorded related debt of $1.0 billion.  We will apply the remainder of this financing to three of the Boeing 737 aircraft scheduled for delivery in 2009.  In connection with this financing, pass-through trusts raised $1.1 billion through the issuance of three classes of pass-through certificates.  Class A certificates, with an aggregate principal amount of $757 million, bear interest at 5.983%, Class B certificates, with an aggregate principal amount of $222 million, bear interest at 6.903% and Class C certificates, with an aggregate principal amount of $168 million, bear interest at 7.339%.  The proceeds from the sale of the certificates are initially held by a depositary in escrow for the benefit of the certificate holders until we use such funds to purchase the aircraft.  The funds in escrow are not guaranteed by us and are not reported as debt on our consolidated balance sheet at December 31, 2008 because the proceeds held by the depositary are not our assets and interest earned on the proceeds, as well as any unused proceeds, will be distributed directly to the certificate holders.

As we take delivery of each of the three remaining aircraft that will be financed under this facility, we will issue equipment notes to the trusts, which will purchase such notes with a portion of the escrowed funds.  We will use the proceeds to finance the purchase of the aircraft and will record the principal amount of the equipment notes that we issue as debt on our consolidated balance sheet.  Principal payments on the equipment notes and the corresponding distribution of these payments to certificate holders will begin in April 2010 and will end in April 2022 for Class A and B certificates and April 2014 for Class C certificates.  Additionally, the Class A and B certificates have the benefit of a liquidity facility under which a third party agrees to make up to three semiannual interest payments on the certificates if a default in the payment of interest occurs.

We have reached an agreement in principle with a bank for it to provide financing for three Boeing 737-900ER aircraft scheduled for delivery in the first half of 2009.  Boeing has agreed to provide backstop financing for all of the additional 11 Boeing 737 aircraft scheduled for delivery through February 2010 (or 14 such additional aircraft if we fail to reach a definitive agreement for the financing described in the previous sentence), subject to customary closing conditions.  However, we do not have backstop financing or any other financing currently in place for the balance of the Boeing aircraft on order.  Further financing will be needed to satisfy our capital commitments for our firm order aircraft and other related capital expenditures.  We can provide no assurance that the backstop financing or any other financing not already in place for our aircraft deliveries will be available to us when needed on acceptable terms or at all.  Since the commitments for firm order aircraft are non-cancelable and assuming no breach of the agreement by Boeing, if we are unable to obtain financing and cannot otherwise satisfy our commitment to purchase these aircraft, the manufacturer could exercise its rights and remedies under applicable law, such as seeking to terminate the contract for a material breach, selling the aircraft to one or more other parties and suing us for damages to recover for any resulting losses incurred by the manufacturer.

During 2008, we obtained $268 million through three separate financings secured by two new Boeing 737-900ER aircraft, seven Boeing 757-200 aircraft and five Boeing 737-700 aircraft.

In June 2008, we completed a public offering of 11 million shares of Class B common stock at a price to the public of $14.80 per share, raising net proceeds of $162 million.  Additionally, in the fourth quarter of 2008, we completed a public offering of 13 million shares of Class B common stock at an average price to the public of $15.84 per share, raising net proceeds of $196 million.  Proceeds from both offerings were used for general corporate purposes.

In January 2007, $170 million in principal amount of our 4.5% Convertible Notes due on February 1, 2007 was converted by the holders into 4.3 million shares of our Class B common stock at a conversion price of $40 per share.  The remaining $30 million in principal amount was paid on February 1, 2007.

Proceeds from the issuance of long-term debt in 2007 relate to the refinancing of debt secured by three Boeing 737-500 aircraft.

During 2007, we incurred $190 million of floating rate indebtedness pursuant to existing finance agreements secured by two Boeing 777-200ER aircraft that were delivered in March and April 2007.  This indebtedness consists of $156 million of senior notes due in 2019 and $34 million of junior notes due in 2014.  The loans bear interest at LIBOR plus a blended margin of approximately 1.9% per year.  The commitments under these finance agreements are fully funded.

Other Liquidity Matters

Student Loan-Related Auction Rate Securities.  At December 31, 2008, we held student loan-related auction rate securities with a par value of $291 million and a fair value of $229 million.  This total includes $258 million par value ($201 million fair value) classified as short-term investments and $33 million par value ($28 million fair value) that is collateral for estimated future workers' compensation claims and is classified as restricted cash, cash equivalents and short-term investments.  These securities are variable-rate debt instruments with contractual maturities generally greater than ten years and whose interest rates are reset every 7, 28 or 35 days, depending on the terms of the particular instrument.  These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government.  All of the auction rate securities we hold are senior obligations under the applicable indentures authorizing the issuance of the securities.  Auctions for these securities began failing in the first quarter of 2008 and have continued to fail through mid-February 2009, resulting in our continuing to hold such securities and the issuers of these securities paying interest adjusted to the maximum contractual rates.  At December 31, 2008, the carrying value of our auction rate securities was approximately 80% of par value in the aggregate.  Based upon our cash requirements and other existing liquid assets, the failure of these auctions and our continuing to hold these securities did not have a material impact on our liquidity during the year.

In addition, during the fourth quarter of 2008, one institution granted us a put right permitting us to sell to the institution auction rate securities with a par value of $125 million in 2010 at their full par value.  The institution has also committed to loan us 75% of the market value of these securities at any time until the put is exercised.

Pension Obligations.  We have defined benefit pension plans covering substantially all of our U.S. employees other than Chelsea Food Services and CMI employees.  As of December 31, 2008, our projected benefit obligation of those plans was a combined liability of $2.5 billion and plan assets related to those obligations totaled $1.1 billion, leaving an unfunded obligation of $1.4 billion.  We expect to contribute approximately $125 million to our tax-qualified defined benefit pension plans during 2009.

Credit Ratings.  At December 31, 2008, our senior unsecured debt was rated B3 by Moody's and B- by Standard & Poor's.  These ratings are significantly below-investment grade.  Our current credit ratings increase the costs we incur when issuing debt, adversely affect the terms of such debt and limit our financing options.  Additional reductions in our credit ratings could further increase our borrowing costs and reduce the availability of financing to us in the future.  We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade.  However, we would have to post additional collateral of approximately $229 million under our domestic bank-issued credit card and American Express processing agreements if our senior unsecured debt rating were to fall below Caa3 as rated by Moody's or CCC- as rated by Standard & Poor's.  If requested, we would also be required to post additional collateral of up to $39 million under our worker's compensation program if our senior unsecured debt rating were to fall below B3 as rated by Moody's or CCC+ as rated by Standard & Poor's.

Fuel Hedges.  Because our fuel derivatives were in a net liability position of $415 million at December 31, 2008 resulting from the recent significant decline in crude oil prices, we posted cash collateral with our counterparties totaling $171 million.  These amounts are reported in prepayments and other current assets in our consolidated balance sheet.

Bank Card Processing Agreements.  In connection with the amendment of the Bankcard Agreement with Chase, we also amended our domestic bank-issued credit card processing agreement to extend the term of the agreement until December 31, 2016 and modify certain provisions in the agreement.  As a result of the amendment of that processing agreement, the requirement that we maintain a minimum EBITDAR (generally, earnings before interest, income taxes, depreciation, amortization, aircraft rentals, certain nonoperating income (expense) and special items) to fixed charges (interest and aircraft rentals) ratio for the preceding 12 months was eliminated as a trigger requiring the posting of additional collateral.

The covenants contained in the Chase processing agreement require that we post additional cash collateral if we fail to maintain (1) a minimum level of unrestricted cash, cash equivalents and short-term investments, (2) a minimum ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities of 0.25 to 1.0 or (3) a minimum senior unsecured debt rating of at least Caa3 and CCC- from Moody's and Standard & Poor's, respectively.

We also entered into a new credit card processing agreement with American Express in 2008.  Under the terms of that agreement, if a covenant trigger under the Chase processing agreement results in our posting additional collateral under that agreement, we would be required to post additional collateral under the American Express processing agreement.  The amount of additional collateral required under the American Express processing agreement would be based on a percentage of the value of unused tickets (for travel at a future date) purchased by customers using the American Express card.  The percentage for purposes of this calculation is the same as the percentage applied under the Chase processing agreement, after taking into account certain other risk protection maintained by American Express.

Under these processing agreements and based on our current air traffic liability exposure (as defined in each agreement), we would be required to post collateral up to the following amounts if we failed to comply with the covenants described above:

•	a total of $72 million if our unrestricted cash, cash equivalents and short-term investments balance falls below $2.0 billion;
•	a total of $229 million if we fail to maintain the minimum unsecured debt ratings specified above;
•
a total of $437 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.4 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.25 to 1.0; and

•
a total of $958 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.0 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.22 to 1.0.

The amounts shown above are incremental to the current collateral we have posted with these companies.

Depending on our unrestricted cash, cash equivalents and short-term investments balance at the time, posting of significant amount of cash collateral could cause our unrestricted cash, cash equivalents and short-term investments balance to fall below the minimum of $1.0 billion required under our $350 million secured term loan facility, resulting in a default under the facility.  The posting of such additional collateral under these circumstances and/or the acceleration of amounts borrowed under our secured term loan facility (or other remedies pursued by the lenders thereunder) would likely have a material adverse effect on our financial condition.  We are currently in compliance with all of the covenants under these agreements.

Debt Covenants.  We and CMI have loans under a $350 million secured term loan facility.  The loans are secured by certain of our U.S.-Asia routes and related assets, all of the outstanding common stock of our wholly-owned subsidiaries Air Micronesia, Inc. ("AMI") and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.  The loans bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus 3.375% and are due in June 2011.  The facility requires us to maintain a minimum balance of unrestricted cash and short-term investments of $1.0 billion at the end of each month. The loans may become due and payable immediately if we fail to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the loan documents.  If we fail to maintain a minimum balance of unrestricted cash, cash equivalents and short-term investments of $1.125 billion, we and CMI will be required to make a mandatory aggregate $50 million prepayment of the loans.

In addition, the facility provides that if the ratio of the outstanding loan balance to the value of the collateral securing the loans, as determined by the most recently delivered periodic appraisal, is greater than 52.5%, we and CMI will be required to post additional collateral or prepay the loans to reestablish a loan-to-collateral value ratio of not greater than 52.5%.  We are currently in compliance with the covenants in the facility.

In connection with our $320 million in notes secured by spare parts inventory, we entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the $190 million senior series of equipment notes and a loan-to-collateral value ratio of not greater than 75% with respect to both series of notes combined.  We must also maintain a certain level of rotable components within the spare parts collateral pool.  These ratios are calculated semi-annually based on an independent appraisal of the spare parts collateral pool.  If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, redeeming a portion of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the senior series of equipment notes or any combination of the above actions.  We are currently in compliance with these covenants.

Liquidity and Credit Support Providers.  We have utilized proceeds from the issuance of pass-through certificates to finance the acquisition of 237 leased and owned mainline jet aircraft, certain spare engines and certain spare parts.  Typically, these pass-through certificates contain liquidity facilities whereby a third party agrees to make payments sufficient to pay at least 18 months of interest on the applicable certificates if a payment default occurs.  The liquidity providers for these certificates include the following:  CALYON New York Branch, Landesbank Hessen-Thuringen Girozentrale, Morgan Stanley Capital Services, Morgan Stanley Bank, Westdeutsche Landesbank Girozentrale, AIG Matched Funding Corp., ABN AMRO Bank N.V., Credit Suisse First Boston, Caisse des Depots et Consignations, Bayerische Landesbank Girozentrale, ING Bank N.V., De Nationale Investeringsbank N.V. and RZB Finance LLC.

We are also the issuer of pass-through certificates secured by 135 leased regional jet aircraft currently operated by ExpressJet.  The liquidity providers for these certificates include the following: ABN AMRO Bank N.V., Chicago Branch, Citibank N.A., Citicorp North America, Inc., Landesbank Baden-Wurttemberg, RZB Finance LLC and WestLB AG, New York Branch.

We currently utilize policy providers to provide credit support on three separate financings with an outstanding principal balance of $469 million at December 31, 2008.  The policy providers have unconditionally guaranteed the payment of interest on the notes when due and the payment of principal on the notes no later than 24 months after the final scheduled payment date.  Policy providers on these notes are Ambac Assurance Corporation (a subsidiary of Ambac Financial Group, Inc.) and Financial Guaranty Insurance Company (a subsidiary of FGIC).  Financial information for the parent company of Ambac Assurance Corporation is available over the internet at the SEC's website at www.sec.gov or at the SEC's public reference room in Washington, D.C. and financial information for FGIC is available over the internet at www.fgic.com.  A policy provider is also used as credit support for the financing of certain facilities at Houston Bush, currently subject to a sublease by us to the City of Houston, with an outstanding balance of $46 million at December 31, 2008.

Contractual Obligations.  The following table summarizes the effect that minimum debt, lease and other material noncancelable commitments listed below are expected to have on our future cash flows (in millions):

Contractual Obligations	Payments Due						Later Years
	Total	2009	2010	2011	2012	2013

Debt and leases:
Long-term debt (1)	$ 7,258	$ 832	$ 1,215	$ 1,335	$ 681	$ 723	$2,472
Capital lease obligations (1)	482	17	17	16	16	16	400
Aircraft operating leases (2)	8,722	1,019	998	939	894	871	4,001
Nonaircraft operating leases (3)	6,147	456	418	402	494	355	4,022

Other:
Capacity purchase agreements (4)	4,703	767	674	660	675	671	1,256
Aircraft and other purchase commitments (5)	5,902	551	809	955	696	1,092	1,799
Projected pension contributions (6)	1,657	125	148	155	183	174	872

Total (7)	$34,871	$3,767	$4,279	$4,462	$3,639	$3,902	$14,822

(1)	Represents contractual amounts due, including interest. Interest on floating rate debt was estimated using rates in effect at December 31, 2008.
(2)	Represents contractual amounts due and excludes $248 million of projected sublease income to be received from ExpressJet.
(3)	Represents minimum contractual amounts.
(4)
Represents our estimates of future minimum noncancelable commitments under our capacity purchase agreements and does not include the portion of the underlying obligations for aircraft leased to ExpressJet or deemed to be leased from Chautauqua, CommutAir or Colgan and facility rent that is disclosed as part of aircraft and nonaircraft operating leases.  See Note 16 to our consolidated financial statements for the significant assumptions used to estimate the payments.

(5)
Represents contractual commitments for firm order aircraft only, net of previously paid purchase deposits, and noncancelable commitments to purchase goods and services, primarily information technology support.  See Note 19 to our consolidated financial statements for a discussion of our purchase commitments.

(6)
Represents our estimate of the minimum funding requirements as determined by government regulations.  Amounts are subject to change based on numerous assumptions, including the performance of the assets in the plan and bond rates.  See "Critical Accounting Policies and Estimates" for a discussion of our assumptions regarding our pension plans.

(7)
  Total contractual obligations do not include long-term contracts where the commitment is variable in nature, such as credit card processing agreements and cost-per-hour     engine maintenance agreements, or where short-term cancellation provisions exist.

In addition to the above contractual obligations, we also have fuel and foreign currency hedge contracts outstanding at December 31, 2008 that will settle in 2009.  These contracts were in net liability positions of $415 million and $8 million, respectively, at December 31, 2008.  The actual settlement amounts could be significantly different due to changes in prices of the underlying commodities or in currency exchange rates.  We had posted cash collateral with our fuel hedge counterparties of $171 million at December 31, 2008.

We expect to fund our future capital and purchase commitments through internally generated funds, general company financings and aircraft financing transactions.  However, particularly in light of the troubled capital markets, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures or that, if necessary, we will be able to defer or otherwise renegotiate our capital commitments.

Operating Leases.  At December 31, 2008, we had 466 aircraft under operating leases, including 210 mainline aircraft and 256 regional jets.  These leases have remaining lease terms ranging up to 16 years.  In addition, we have non-aircraft operating leases, principally related to airport and terminal facilities and related equipment.  The obligations for these operating leases are not included in our consolidated balance sheets. Our total rental expense for aircraft and non-aircraft operating leases was $976 million and $580 million, respectively, in 2008.

Regional Capacity Purchase Agreements.  In June 2008, we entered into the Amended ExpressJet CPA, which amends and restates our previous capacity purchase agreement effective July 1, 2008.  Under the Amended ExpressJet CPA, we will continue to purchase all of the capacity from the ExpressJet flights covered by the agreement at a negotiated price and be responsible for the cost of providing fuel for all flights and paying aircraft rent for all aircraft covered by the Amended ExpressJet CPA.  See Note 16 to our consolidated financial statements for details of changes to our capacity purchase agreement with ExpressJet.

During 2007, Chautauqua began providing and operating forty-four 50-seat regional jets as a Continental Express carrier under the Chautauqua CPA.  As of December 31, 2008, 37 aircraft are being flown by Chautauqua for us.  The Chautauqua CPA requires us to pay Chautauqua a fixed fee, subject to annual escalations (capped at 3.5%), for each block hour flown for its operation of the aircraft.  Chautauqua supplies the aircraft that it operates under the agreement.  Aircraft are scheduled to be removed from service under the Chautauqua CPA each year through 2012, provided that we have the unilateral right to extend the Chautauqua CPA on the same terms on an aircraft-by-aircraft basis for a period of up to five years in the aggregate for 20 aircraft and for up to three years in the aggregate for seven aircraft, subject to the renewal terms of the related aircraft lease.

Our capacity purchase agreement with CommutAir provides for CommutAir to operate sixteen 37-seat Bombardier Q200 twin-turboprop aircraft as a Continental Connection carrier on short distance routes from Cleveland Hopkins and New York Liberty.  The CommutAir CPA became effective in 2006 and has a term of approximately six years.  CommutAir supplies all of the aircraft that it operates under the agreement.

In 2008, Colgan began operating fifteen 74-seat Bombardier Q400 twin-turboprop aircraft on short and medium-distance routes from New York Liberty on our behalf.  Colgan operates the flights as a Continental Connection carrier under a capacity purchase agreement with us.  In January 2009, we amended the capacity purchase agreement to increase by 15 the number of Q400 aircraft operated by Colgan on our behalf.  We expect that Colgan will begin operating these 15 additional aircraft as they are delivered, beginning in the third quarter of 2010 through the second quarter of 2011.  Each aircraft is scheduled to be covered by the agreement for approximately ten years following the date such aircraft is delivered into service thereunder.  Colgan supplies all aircraft that it operates under the agreement.  One of Colgan's Q400 aircraft was involved in an accident on February 12, 2009, reducing the number of aircraft currently being flown for us to 14.

Under each of these capacity purchase agreements, our regional operator is generally required to indemnify us for any claims arising in connection with its operation of the aircraft under the agreement and to maintain separate insurance to cover its indemnification obligation.

Guarantees and Indemnifications.  We are the guarantor of approximately $1.7 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability discussed below.  These bonds, issued by various municipalities and other governmental entities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies.  The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases.

We are contingently liable for US Airways' obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport.  These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $123 million at December 31, 2008 and having a final scheduled maturity in 2015.  If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways' interest in the lease had been terminated.

We also had letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2008 in the amount of $69 million.  These letters of credit and performance bonds have expiration dates through October 2010.

We are the lessee under many real estate leases.  It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises and the use or occupancy of the leased premises by regional carriers operating flights on our behalf.  In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct.   Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on LIBOR, for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders.  At December 31, 2008, we had $1.5 billion of floating rate debt and $260 million of fixed rate debt, with remaining terms of up to 12 years, that is subject to these increased cost provisions.  In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to 12 years and an aggregate carrying value of $1.6 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

We may be required to make future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements, laws governing LIBOR based loans or tax laws, the amounts of which cannot be estimated at this time.

Environmental Matters.  In 2001, the CRWQCB mandated a field study of the area surrounding our aircraft maintenance hangar in Los Angeles.  The study was completed in September 2001 and identified jet fuel and solvent contamination on and adjacent to this site.  In April 2005, we began environmental remediation of jet fuel contamination surrounding our aircraft maintenance hangar pursuant to a workplan submitted to (and approved by) the CRWQCB and our landlord, the Los Angeles World Airports.  Additionally, we could be responsible for environmental remediation costs primarily related to solvent contamination on and near this site.

In 1999, we purchased property located near our New York Liberty hub in Elizabeth, New Jersey from Honeywell with certain environmental indemnification obligations by us to Honeywell.  We did not operate the facility located on or make any improvements to the property.  In 2005, we sold the property to Catellus and, in connection with the sale, Catellus assumed certain environmental indemnification obligations in favor of us.  On October 9, 2006, Honeywell provided us with a notice seeking indemnification from us in connection with the EPA potentially responsible party notice to Honeywell involving the Newark Bay Study Area of the Diamond Alkali Superfund Site alleging hazardous substance releases from the property and seeking study costs.  In addition, on May 7, 2007, Honeywell provided us with a notice seeking indemnification from us in connection with a possible lawsuit by Tierra Solutions against Honeywell relating to alleged discharges from the property into Newark Bay and seeking cleanup of Newark Bay waters and sediments under the Resource Conservation and Recovery Act.  We have notified Honeywell that, at this time, we have not agreed that we are required to indemnify Honeywell with respect to the EPA and Tierra Solutions claims and Honeywell has invoked arbitration procedures under its sale and purchase agreement with us.  Catellus has agreed to indemnify and defend us in connection with the EPA and Tierra Solutions claims, including any arbitration with Honeywell.

At December 31, 2008, we had an accrual for estimated costs of environmental remediation throughout our system of $33 million, based primarily on third-party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions.  We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery.  We did not have any receivables related to environmental insurance recoveries at December 31, 2008.  Based on currently available information, we believe that our accrual for potential environmental remediation costs is adequate, although our accrual could be adjusted in the future due to new information or changed circumstances.  However, we do not expect these items to materially affect our results of operations, financial condition or liquidity.

Fuel Hedges.  Because our fuel derivatives were in a net liability position of $415 million at December 31, 2008 resulting from the recent significant decline in crude oil prices, we posted cash collateral with our counterparties totaling $171 million.  These amounts are reported in prepayments and other current assets in our consolidated balance sheet.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

We have no arrangements of the types described in the first three categories that we believe may have a material current or future effect on our results of operations.  Certain guarantees that we do not expect to have a material current or future effect on our results of operations, financial condition or liquidity are disclosed in Note 19 to our consolidated financial statements.

We do have obligations arising out of variable interests in unconsolidated entities.  See Note 15 to our consolidated financial statements for a discussion of our off-balance sheet aircraft leases, airport leases (which include the US Airways contingent liability), subsidiary trust and our capacity purchase agreement with ExpressJet.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements.  Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.  We believe that our critical accounting policies are limited to those described below.  For a detailed discussion on the application of these and other accounting policies, see Note 1 to our consolidated financial statements.

Pension Plans.  We account for our defined benefit pension plans in accordance with Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions" ("SFAS 87") and SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)."  Under SFAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods.  Pension expense calculated under SFAS 87 is generally independent of funding decisions or requirements. We recognized expense for our defined benefit pension plans totaling $147 million, $191 million and $219 million in 2008, 2007 and 2006, respectively, including settlement charges.  We currently expect our expense related to our defined benefit pension plans to be approximately $250 million in 2009.  This amount is higher than our expense in each of the past three years due to an increase in the plans' under-funded status and lower investment returns on lower plan asset balances.

Our plans' under-funded status was $1.4 billion at December 31, 2008 and $536 million at December 31, 2007.  This increase was primarily the result of lower investment returns as a result of the current global financial crisis and decreases in the discount rate and the lump sum conversion interest rate used to determine our pension liability.  Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations.  During 2008, we contributed $102 million to our tax-qualified defined benefit pension plans, satisfying our minimum funding requirements during calendar year 2008.  We contributed an additional $50 million to our tax-qualified defined benefit pension plans in January 2009.  We expect to contribute approximately $125 million to our tax-qualified defined benefit pension plans during 2009.

The fair value of our plans' assets decreased from $1.8 billion at December 31, 2007 to $1.1 billion at December 31, 2008.  When calculating pension expense for 2008, we assumed that our plans' assets would generate a long-term rate of return of 8.5%.  We assumed a long-term rate of return for calculating pension expense in 2007 and 2006 of 8.26% and 8.5%, respectively.  We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans' assets.  Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels.  Our projected long-term rate of return is slightly higher than some market indices due to the active management of our plans' assets, and is supported by the historical returns on our plans' assets.  The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.  We regularly review our actual asset allocation and the pension plans' investments are periodically rebalanced to our targeted allocation when considered appropriate.  Our allocation of assets was as follows at December 31, 2008:

	Percent of Total	Expected Long-Term Rate of Return

U.S. equities	47%	9%
International equities	21	9
Fixed income	20	5
Other	12	12

Pension expense increases as the expected rate of return on plan assets decreases.  When calculating pension expense for 2009, we will assume that our plans' assets will generate a weighted-average long-term rate of return of 8.25%.  The decrease of 25 basis points over the rate used to determine 2008 expense reflects additional expenses of the plan as a result of its current funded status.  Lowering the expected long-term rate of return on our plan assets by an additional 50 basis points (from 8.25% to 7.75%) would increase our estimated 2009 pension expense by approximately $5 million.

We discounted our future pension obligations using a weighted average rate of 6.13% at December 31, 2008, compared to 6.31% at December 31, 2007.  We determine the appropriate discount rate for each of our plans based on current rates on high quality corporate bonds that would generate the cash flow necessary to pay plan benefits when due.  This approach can result in different discount rates for different plans, depending on each plan's projected benefit payments.  The pension liability and future pension expense both increase as the discount rate is reduced.  Lowering the discount rate by 50 basis points (from 6.13% to 5.63%) would increase our pension liability at December 31, 2008 by approximately $232 million and increase our estimated 2009 pension expense by approximately $29 million.

At December 31, 2008, we have unrecognized net actuarial losses of $1.4 billion related to our defined benefit pension plans.  Our estimated 2009 expense related to our defined benefit pension plans of $250 million includes the recognition of approximately $111 million of these losses.

Future changes in plan asset returns, plan provisions, assumed discount rates, pension funding law and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities.  We cannot predict with certainty what these factors will be in the future.

Revenue Recognition.  We recognize passenger revenue when transportation is provided or when the ticket expires unused, rather than when a ticket is sold.  Revenue is recognized for unused non-refundable tickets on the date of the intended flight if the passenger did not notify us of his or her intention to change the itinerary.

The amount of passenger ticket sales not yet recognized as revenue is included in our consolidated balance sheets as air traffic and frequent flyer liability.  We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed.  These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

Ticket change fees relate to non-refundable tickets, but are considered a separate transaction from the air transportation because they represent a charge for our additional service to modify a previous order.  Ticket change fees are recognized as other revenue in our consolidated statement of operations at the time the fees are assessed.

Frequent Flyer Accounting.  For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed with us or the contractual rate of expected redemption on alliance carriers.  Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies, but does not include any costs for aircraft ownership, maintenance, labor or overhead allocation.  Beginning in 2008, we also include in our determination of incremental cost the impact of fees charged to certain passengers redeeming frequent flyer rewards for travel, which partially offsets the incremental cost associated with providing flights for frequent flyer travel rewards.  We recorded an adjustment of $27 million to increase passenger revenue and reduce our frequent flyer liability during 2008 for the impact of these fees, which had not been significant in prior periods, after we increased them during 2008.  A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years.  The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic and frequent flyer liability.  Changes in the liability are recognized as passenger revenue in the period of change.

We also sell mileage credits in our frequent flyer program to participating entities, such as credit/debit card companies, alliance carriers, hotels, car rental agencies, utilities and various shopping and gift merchants.  Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of its fair value.  Amounts received in excess of the expected transportation's fair value are recognized in income currently and classified as other revenue.  A change to the time period over which the mileage credits are used (currently six to 28 months), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years.

During the year ended December 31, 2008, OnePass participants claimed approximately 1.6 million awards.  Frequent flyer awards accounted for an estimated 8.5% of our consolidated revenue passenger miles.  We believe displacement of revenue passengers is minimal given our ability to manage frequent flyer inventory and the low ratio of OnePass award usage to revenue passenger miles.

At December 31, 2008, we estimated that approximately 2.4 million free travel awards outstanding were expected to be redeemed for free travel on Continental, Continental Express, Continental Connection, CMI or alliance airlines.  Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $324 million at December 31, 2008.  This liability is recognized as a component of air traffic and frequent flyer liability in our consolidated balance sheets.

Stock-Based Compensation.  We have stock option and RSU awards outstanding that require management to make assumptions about the value of the awards in order to recognize the expense and, in the case of the RSU awards, the liabilities associated with those awards.

The fair value of options is determined at the grant date using a Black-Scholes-Merton option-pricing model, which requires us to make several assumptions.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant.  The dividend yield on our common stock is assumed to be zero since we historically have not paid dividends and have no current plans to do so in the future.  The market price volatility of our common stock is based on the historical volatility of our common stock over a time period equal to the expected term of the option and ending on the grant date.  The expected life of the options is based on our historical experience for various work groups.  We recognize expense only for those option awards expected to vest, using an estimated forfeiture rate based on our historical experience.  The forfeiture rate may be revised in future periods if actual forfeitures differ from our assumptions.  A one percent decrease in the estimated forfeiture rate at December 31, 2008 would not have resulted in a material increase to wages, salaries and related costs.

The weighted-average fair value of options granted during 2008 was determined to be $5.32 per share, based on the following weighted-average assumptions:

Risk-free interest rate	3.1%
Dividend yield	0%
Expected market price volatility of our common stock	62%
Expected life of options (years)	3.9

At December 31, 2008, we had three outstanding awards of RSUs granted under our Long-Term Incentive and RSU Program:  (1) profit based RSU awards with a performance period commencing April 1, 2006 and ending December 31, 2009, (2) profit based RSU awards with a performance period commencing January 1, 2007 and ending December 31, 2009 and (3) profit based RSU awards with a performance period commencing January 1, 2008 and ending December 31, 2010.

Profit based RSU awards can result in cash payments to our officers upon the achievement of specified profit sharing-based performance targets.  The performance targets require that we reach target levels of cumulative employee profit sharing under our enhanced employee profit sharing program during the performance period and that we have net income calculated in accordance with U.S. generally accepted accounting principles for the applicable fiscal year.  To serve as a retention feature, payments related to the achievement of a performance target generally will be made in one-third annual increments to participants who remain continuously employed by us through each payment date.  Payments also are conditioned on our having, at the end of the fiscal year preceding the date any payment is made, a minimum unrestricted cash, cash equivalents and short-term investments balance as set by the Human Resources Committee of our Board of Directors.  If we do not achieve the minimum cash balance applicable to a payment date, the payment will be deferred until the next payment date (March 1 of the next year), subject to a limit on the number of years payments may be carried forward.  Payment amounts are calculated based on the average closing price of our common stock during the 20 trading days preceding the payment date and the payment percentage set by the Human Resources Committee of our Board of Directors for achieving the applicable profit sharing-based performance target.

We account for the profit based RSU awards as liability awards.  Once it is probable that a profit sharing-based performance target will be met, we measure the awards at fair value based on the current stock price.  The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock.  Our determination of the probable cumulative profit sharing pool is highly subjective and subject to change, due in large part to the risks and uncertainties inherent in our business.  Moreover, because of the subjective nature of the assessment and those risks and uncertainties, projected operating results are heavily discounted in our probability analysis.  As of December 31, 2007, we had achieved the highest cumulative profit sharing-based performance target for the profit based RSU awards with a performance period commencing April 1, 2006 and were, therefore, accruing expense based on a payment percentage of 337.5%.  We had not achieved any of the cumulative profit sharing-based performance targets as of December 31, 2008 for the profit based RSU awards with performance periods commencing January 1, 2007 and 2008, respectively, but we have concluded that it is probable that we will achieve the entry level target for those awards during the performance periods, resulting in an estimated payment percentage under each award of 100%.  If we had concluded that it was probable at December 31, 2008 that we would not achieve the entry level cumulative profit sharing-based performance targets for those awards, wages, salaries and related costs would have decreased by $10 million in 2008.  Conversely, if we had concluded that it was probable that we would achieve the next higher cumulative profit sharing-based performance targets, wages, salaries and related costs attributable to those awards would have increased by $5 million in 2008.  Holding the cumulative profit sharing pool target levels constant, a one dollar increase or decrease in the price of our common stock at December 31, 2008 would have resulted in a $3 million increase or decrease, respectively, in wages, salaries and related costs in 2008 attributable to all then outstanding profit based RSU awards.

As of December 31, 2008, $32 million of compensation cost attributable to future service related to unvested employee stock options and profit based RSU awards that are probable of being achieved had not yet been recognized.  This amount will be recognized in expense over a weighted-average period of 1.7 years.

Fair Value Measurements.  We have certain assets and liabilities that are measured at fair value on a recurring basis.  SFAS 157, "Fair Value Measurements," clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.  SFAS 157 requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs.  These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets
Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3:	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

We have three items that are classified as Level 3 - auction rate securities, a put right on certain auction rate securities and fuel hedging derivatives.  The determination of the fair value of these items requires us to make critical assumptions.

Historically, the carrying value of auction rate securities approximated fair value due to the frequent resetting of the interest rate and the existence of a liquid market.  However, the estimated market value of these auction rate securities no longer approximates par value due to the lack of liquidity in the market for these securities at their par value.  We estimated the fair value of these securities to be $229 million at December 31, 2008, taking into consideration the limited sales and offers to purchase securities and using internally-developed models of the expected future cash flows related to the securities.  Our models incorporated our probability-weighted assumptions about the cash flows of the underlying student loans and discounts to reflect a lack of liquidity in the market for these securities.  The resulting fair value was approximately 80% of the par value in the aggregate.  Each one percent decrease in the discounted cash flows indicated by our model would decrease the fair value of our auction rate securities by approximately $3 million.

During 2008, we received a put right permitting us to sell certain auction rate securities at par in 2010.  We recorded the put right at fair value and recognized a gain of $26 million upon receipt.  We determined the fair value based on the difference between the risk-adjusted discounted expected cash flows from the underlying auction rate securities without the put right and with the put right being exercised in 2010.  Therefore, the fair value of the put right is dependent on our calculation of the fair value of the underlying auction rate securities.  We have reclassified the underlying auction rate securities to trading securities and elected the fair value option under SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities," for the put right, with changes in the fair value of the put right and the underlying auction rate securities recognized in earnings currently.  The fair value adjustments to the auction rate securities and the put right will largely offset and result in minimal net impact to earnings in future periods.

We determine the fair value of our fuel derivatives by obtaining inputs from a broker's pricing model based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets.  We verify the reasonableness of these inputs by comparing the resulting fair values to similar quotes from our counterparties as of each date for which financial statements are prepared.  For derivatives not covered by collateral, we also make an adjustment to incorporate credit risk into the valuation.  This adjustment was determined by discounting the expected cash flows under the contracts using a discount rate equal to the spread between our unsecured borrowing rate and a risk-free rate for the applicable time period.  At December 31, 2008, this adjustment reduced our liability position from $434 million (the calculated fair value before the adjustment) to $415 million.  Due to the fact that certain of the inputs utilized to determine the fair value of the fuel derivatives are unobservable (principally volatility of crude oil prices and the credit risk adjustments), we have categorized these option contracts as Level 3.

Property and Equipment.  As of December 31, 2008, the net carrying amount of our property and equipment was $7.3 billion, which represents 58% of our total assets.  In addition to the original cost of these assets, the net carrying amount of our property and equipment is impacted by a number of accounting policy elections, including estimates, assumptions and judgments relative to capitalized costs, the estimation of useful lives and residual values and, when necessary, the recognition of asset impairment charges.  Our property and equipment accounting policies are designed to depreciate our assets over their estimated useful lives and residual values of our aircraft, reflecting both historical experience and expectations regarding future operations, utilization and performance of our assets.

In addition, our policies are designed to appropriately and consistently capitalize costs incurred to enhance, improve and extend the useful lives of our assets and expense those costs incurred to repair and maintain the existing condition of our aircraft.  Capitalized costs increase the carrying values and depreciation expense of the related assets, which also impact our results of operations.

Useful lives of aircraft are difficult to estimate due to a variety of factors, including technological advances that impact the efficiency of aircraft, changes in market or economic conditions and changes in laws or regulations affecting the airline industry.  We evaluate the remaining useful lives of our aircraft when certain events occur that directly impact our assessment of the remaining useful lives of the aircraft and include changes in operating condition, functional capability and market and economic factors.  Both depreciable lives and residual values are regularly reviewed for our aircraft and spare parts to recognize changes in our fleet plan and other relevant information.  Jet aircraft and rotable spare parts are assumed to have estimated residual values of 15% and 10%, respectively, of original cost; other categories of property and equipment are assumed to have no residual value.  A one year increase in the useful lives of our owned aircraft would reduce annual depreciation expense by approximately $18 million while a one year decrease would increase annual depreciation expense by approximately $17 million.  A one percent decrease in residual value of our owned aircraft would increase annual depreciation expense by approximately $2 million.

Impairments of Long-Lived Assets.  We record impairment losses on long-lived assets, consisting principally of property and equipment and domestic airport operating rights, when events or changes in circumstances indicate, in management's judgment, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.  Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions.  The net carrying value of assets not recoverable is reduced to fair value if lower than the carrying value.  In determining the fair market value of the assets, we consider market trends, recent transactions involving sales of similar assets and, if necessary, estimates of future discounted cash flows.

Following the decision in June 2008 to retire all of our Boeing 737-300 aircraft and a significant portion of our Boeing 737-500 fleet by the end of 2009, we evaluated the ongoing value of the assets associated with these fleets.  Fleet assets include owned aircraft, improvements on leased aircraft, rotable spare parts, spare engines and simulators.  Based on our evaluation, we determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair value.  We estimated the fair values based on current market quotes and our expected proceeds from the sale of the assets.  We also evaluated the ongoing value of the assets associated with our other fleets and determined that the carrying amounts of those fleets were not impaired.  Accordingly, we recorded $37 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets and a non-cash charge of $14 million to write down spare parts and supplies for the Boeing 737-300 and 737-500 fleets to the lower of cost or net realizable value during 2008.

We provide an allowance for spare parts inventory obsolescence over the remaining useful life of the related aircraft, plus allowances for spare parts currently identified as excess.  These allowances are based on our estimates and industry trends, which are subject to change and, where available, reference to market rates and transactions.  The estimates are more likely to change when we near the end of a fleet life or when we remove entire fleets from service sooner than originally planned.

We also perform annual impairment tests on our routes and international airport landing slots, which are indefinite life intangible assets.  These tests are based on estimates of discounted future cash flows, using assumptions consistent with those used for aircraft and airport operating rights impairment tests.  We determined that we did not have any impairment of our routes at December 31, 2008.  However, we recorded an $18 million non-cash charge in 2008 to write off an intangible route asset as a result of our decision to move all of our flights between New York Liberty and London from London Gatwick Airport to London Heathrow Airport.

Recently Issued Accounting Pronouncements

See Note 2 to our consolidated financial statements for a discussion of recently issued accounting pronouncements.

Related Party Transactions

See Note 17 to our consolidated financial statements for a discussion of related party transactions.